Exhibit 99.1

Bob Evans Announces Senior Management Change

•	Steve Davis Steps Down as CEO

•	Mark Hood and Mike Townsley Appointed to Newly Created Interim Office of the CEO

•	Commences Search for a New Permanent CEO

NEW ALBANY, Ohio – December 15, 2014 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced that Steve Davis, by mutual agreement with the Bob Evans Board of Directors, has stepped down as Chief Executive Officer and a director of the Company. While the official change will take place immediately, Mr. Davis will remain with the Company through the end of the year to assist with the transition process.

The Company also announced that its Board has established an interim Office of the Chief Executive to provide ongoing leadership and oversight of the day-to-day operations of the Company while a search is conducted for a new CEO. The Office of the CEO is to be filled by Mark Hood, Chief Financial Officer, and Mike Townsley, President of the Bob Evans Foods business unit. Both will remain in their current positions while carrying out their new responsibilities. To provide ongoing support for the Office of the CEO, the Board has also formed a Transition Committee, consisting of independent directors Mary Kay Haben, Doug Benham, and Larry McWilliams, with Ms. Haben serving as the Chair of the Committee. These leadership changes are effective immediately.

Bob Evans also announced that its Board has formed a CEO Search Committee to supervise the selection and evaluation by the Board of candidates for election as new CEO. The Committee consists of independent directors Mary Kay Haben, Doug Benham, David Head, Kathy Lane, and Paul Williams, who will serve as Chair. The Committee will retain an executive search firm to assist it in conducting the search.

Ms. Haben, Non-Executive Chair of the Bob Evans Board, said “The independent directors unanimously concluded that as the Company strives to improve performance, it would benefit from new leadership and enhanced execution. We thank Steve for his tireless efforts, dedication and many significant achievements as CEO of Bob Evans for over eight years, and we wish him the best in his future endeavors. We have a strong, dedicated organization, and are confident in Mike and Mark’s ability to lead the Company as we conduct a search for a new CEO. We look forward to a smooth transition.”

“Over the last eight years, we have transformed Bob Evans Restaurants and the Bob Evans Foods business unit, created a great leadership team and brought our business and community involvement to the next level,” said Mr. Davis. “I am proud of the legacy we have built and am confident the team will continue to build on our sales and profit growth.”

Mark Hood was named Chief Financial Officer of Bob Evans Farms, Inc. in June 2014. Prior to joining Bob Evans, he served as Senior Vice President and Chief Financial Officer of the Brown Shoe Company (NYSE:BWS), a $2.6 billion operator of retail shoe stores and marketer of footwear, from 2006 to 2012. Previously, he served as Senior Vice President and Chief Financial Officer with Panera Bread Company, a leader in the quick-casual restaurant business, from 2003 to 2006, after joining that company in 2002. His prior experience includes two decades of service with May Department Stores Company, Inc., Saks Holdings, Inc., and U.S. Loyalty Corporation, in various financial and administrative senior management roles. A Certified Public Accountant, he began his career as an auditor with Arthur Andersen LLP. He holds a B.S. in Accounting and Economics from Iowa State University.

Mike Townsley was named President of the Bob Evans Foods business unit in June 2008. He joined Bob Evans Farms Inc. in 2003 as President and Chief Operating Officer of Owens Foods, a wholly owned subsidiary of Bob Evans Farms, Inc. Previously, he was Senior Vice President of Sales and Marketing for Premium Standard Farms in Kansas City. Premium Standard Farms was the largest fully integrated pork company in the country, with annual sales of $700 million. His prior experience includes three years at Smithfield Foods, and 11 years with IBP Inc. Mr. Townsley is a graduate of The Ohio State University, with a B.S. in Agriculture.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the second fiscal quarter (October 24, 2014), Bob Evans Restaurants owned and operated 562 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this letter that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2014, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

614-492-4954